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                                                                   Exhibit 10.26

                             LSI LOGIC CORPORATION

                    WILFRED J. CORRIGAN EMPLOYMENT AGREEMENT

        This Agreement is made by and between LSI Logic Corporation ("the Company"), and you, Wilfred J. Corrigan, as of September 20, 2001 (the "Effective Date").

        1. Duties and Scope of Employment.

               (a) Positions and Duties. You will continue to serve as Chief Executive Officer ("CEO") and Chairman of the Company's Board of Directors ("Chairman"). You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as may reasonably be assigned to you by the Board of Directors (the "Board"). If the Board appoints a different CEO during your term of employment with the Company, you will serve as the employee Chairman of the Company. Your term of employment with the Company is referred to as the "Employment Term".

               (b) Obligations. During the Employment Term, you will devote your full business efforts and time to the Company and such of its subsidiaries as the Board may designate. During the Employment Term, you will not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld), except that without the approval of the Board, and to the extent that such service does not substantially interfere with your duties under this Agreement, you may serve in any capacity with any civic, educational or charitable organization and on any board of directors on which you presently serve.

        2. Employee Benefits. During the Employment Term, you will be eligible to participate in all Company employee benefit plans that are applicable to executive officers of the Company, as such plans may exist from time to time and at a level commensurate with your position.

        3. Vacation. During the Employment Term, you will be entitled to the same amount of paid vacation time as other executive officers of the Company.

        4. At-Will Employment. Your employment with the Company constitutes "at-will" employment. You and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option of either you or the Company. However, as described in this Agreement, you may be entitled to severance benefits depending upon the circumstances of your termination of employment.

        5. Business Expenses. The Company will pay or reimburse you for all business expenses incurred while performing your duties under this Agreement. Such reimbursements will be in accordance with the Company's established policies, as they may exist from time to time.

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        6. Compensation.

           (a) Base Salary. During the Employment Term, the Company will pay you as compensation for your services a base salary as determined by the Board from time to time (the "Base Salary"). The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices, but in any case not less frequently than once per month.

           (b) Annual Bonus. For each calendar year during which you are CEO, you will be eligible to receive a bonus based upon the achievement of one or more performance goals specified by the Compensation Committee of the Board (the "Committee"), as provided in the Company's Chief Executive Officer Incentive Plan or another similar plan adopted by the Company (the "Bonus Plan"). The actual amount of the bonus (if any) payable to you for any year will depend upon the extent to which the applicable performance goal(s) have been satisfied. In determining the bonus formula for any year, the Committee may (but will not be required to) specify a target bonus (the "Target Bonus") to be paid if the performance goal(s) specified by the Committee are exactly 100% achieved (with the actual bonus payable being increased or decreased for over- or underachievement of the performance goal(s)). For purposes of Section 7 below, if the Committee does not specify a Target Bonus for a particular year, your Target Bonus for that year will be deemed to equal 50% of the maximum annual bonus payable under the Bonus Plan.

        7. Severance.

           (a) Termination Other than for Cause; Termination as a Result of Death or Disability. If the Company terminates your employment for any reason other than "Cause" (as defined below) or if your employment terminates as a result of your death or "Disability" (as defined below), then you will be entitled to the following:

               (i) Option Acceleration and Time to Exercise. Any then unexpired Company stock options that were granted after the Effective Date, your Company stock option grant no. 018891, dated November 11, 1999 (if then unexpired), and your Company stock option grant no. 025112, dated April 2, 2001 (if then unexpired) will immediately become fully vested and exercisable. In addition, with respect to each option described in the preceding sentence, you will have the respective full term of each such option to exercise the option.

               (ii) Other Benefits. You will be paid a lump sum equal to: (1) thirty-six (36) months of your Base Salary (as in effect immediately prior to the date of your employment termination), and (2) 300% of your Target Bonus for the year in which the employment termination occurs. In addition, the Company shall provide you with (a) health, dental and vision coverage benefits during the period of twenty-four (24) months following the date of your employment termination, provided, however, that you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA, and (b) life insurance benefits during the period of eighteen (18) months following the date of your employment termination, at the same level as each of such benefits were in effect for you on the day immediately preceding the date of your employment termination.


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               (iii) Accrued Wages and Vacation; Expenses. The Company will pay you: (1) any unpaid Base Salary due for periods prior to the date of your employment termination; (2) all of your accrued and unused vacation through the date of your employment termination; and (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses that you reasonably and necessarily incurred in connection with the business of the Company prior to the date of your employment termination. These payments will be made promptly upon your employment termination and within the period of time mandated by law.

          (b) Certain Voluntary Resignations. If you voluntarily resign as CEO for any reason other than your death or Disability and the Company asks you to remain as the employee Chairman and you agree to do so, then you will be entitled to receive the following:

               (i) Option Vesting and Time to Exercise. The vesting schedule of any unvested Company stock option granted after the Effective Date that remains outstanding on the effective date of your resignation (the "Resignation Date"), of your Company stock option grant no. 018891, dated November 11, 1999 (if then unexpired and to the extent not yet vested), and of your Company stock option grant no. 025112, dated April 2, 2001 (if then unexpired and the extent not yet vested) automatically will be converted to a monthly vesting schedule pursuant to the following rules. The number of shares that will be scheduled to vest on each "Monthly Vesting Date" will equal the "Monthly Vesting Amount." The Monthly Vesting Amount equals the product of the total number of unvested shares covered by the option on the Resignation Date, and the "Vesting Multiplier." The Vesting Multiplier equals the reciprocal of the number of full months (but in no event more than 36) between the Resignation Date and the date on which the option originally was scheduled to become fully vested (the "Final Vesting Date"). The Monthly Vesting Date is the monthly anniversary of the Final Vesting Date. The Monthly Vesting Amount actually will vest on any Monthly Vesting Date only if you still are Chairman on that Monthly Vesting Date, subject to the following: if, before your options become fully vested in accordance with the rules of this
Section 7(b)(i), the Company terminates your employment for any reason other than Cause or if your employment terminates as a result of your death or Disability, then all of your then unexpired Company stock options (whether granted before, on or after the Effective Date) will immediately become fully vested and exercisable. In addition, with respect to each option described in this Section 7(b)(i), you will have the respective full term of each such option to exercise the vested part of the option.

               (ii) Examples of Option Vesting Rules. The vesting rules of
Section 7(b)(i) are illustrated by the following examples. Assume that the Resignation Date is June 1, 2007, and that the Company asks you to remain as Chairman and you agree to do so. (1) Also assume that you have an option that covers 240,000 unvested shares on the Resignation Date and the Final Vesting Date is April 15, 2011. Therefore, the number of full months remaining until the Final Vesting Date is forty six, and the Vesting Multiplier is the reciprocal of
36. The Monthly Vesting Amount is 6,667 shares (6,655 shares on the last Monthly Vesting Date, due to rounding). The Monthly Vesting Date is the 15th of each month, commencing June 15, 2007. (2) Assume the same facts as in the preceding example, except that the Final Vesting Date is November 20, 2007. Therefore, the number of full months remaining until the Final Vesting Date is five, and the Vesting Multiplier is the reciprocal of 5. The Monthly Vesting Amount is 48,000 shares. The Monthly Vesting Date is the 20th of each month, commencing June 20, 2007.


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               (iii) Other Benefits. You will be paid a lump sum equal to: (1)
thirty-six (36) months of your Base Salary (as in effect immediately prior to the date of your employment termination), and (2) 300% of your Target Bonus for the year in which the employment termination occurs. In addition, the Company shall provide you with (a) health, dental and vision coverage benefits during the period of twenty-four (24) months following the end of the Employment Term; provided, however, that you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA, and (b) life insurance benefits during the period of eighteen (18) months following the Employment Term, at the same level as each of such benefits were in effect for you on the day immediately preceding the date of your employment termination.

               (iv) Accrued Wages and Vacation; Expenses. The Company will pay you: (1) any unpaid Base Salary due for periods prior to the Resignation Date;
(2) all of your accrued and unused vacation through the Resignation Date; and
(3) following your submission of proper expense reports, the total unreimbursed amount of all expenses that you reasonably and necessarily incurred in connection with the business of the Company prior to the Resignation Date. These payments will be made promptly following the Resignation Date.

           (c) Certain Voluntary Terminations. If you voluntarily terminate your employment as CEO for any reason other than your death or Disability and the Company does not ask you to remain as Chairman, then you will be entitled to receive the following:

               (i) Option Acceleration and Time to Exercise. Any then unexpired Company stock options that were granted after the Effective Date, your Company stock option grant no. 018891, dated November 11, 1999 (if then unexpired), and your Company stock option grant no. 025112, dated April 2, 2001 (if then unexpired) will immediately become fully vested and exercisable. In addition, with respect to each option described in the preceding sentence, you will have the respective full term of each such option to exercise the option.

               (ii) Other Benefits. You will be paid a lump sum equal to: (1) thirty-six (36) months of your Base Salary (as in effect immediately prior to the date of your employment termination), and (2) 300% of your Target Bonus for the year in which the employment termination occurs. In addition, the Company shall provide you with (a) health, dental and vision coverage benefits during the period of twenty-four (24) months following the date of your employment termination, provided, however, that you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA, and (b) life insurance benefits during the period of eighteen (18) months following the date of your employment termination, at the same level as each of such benefits were in effect for you on the day immediately preceding the date of your employment termination.

               (iii) Accrued Wages and Vacation; Expenses. The Company will pay you: (1) any unpaid Base Salary due for periods prior to the date of your employment termination; (2) all of your accrued and unused vacation through the date of your employment termination; and (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses that you reasonably and necessarily incurred in connection with the business of the Company prior


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to the date of your employment termination. These payments will be made promptly upon your employment termination and within the period of time mandated by law.

           (d) Termination for Cause; Other Voluntary Terminations. If (1) the Company terminates your employment for Cause or (2) if you voluntarily terminate your employment for any reason (other than your death or Disability) and the Company asks you to remain as Chairman but you do not agree to do so, then you will receive: (i) the Base Salary owed to you through the date of your employment termination, (ii) any bonus earned under Section 6(b) prior to the date of your employment termination, (iii) all accrued vacation, expense reimbursements and any other benefits due to you through the date of your employment termination in accordance with the Company's then existing employee benefit plans and policies, and (iv) such other compensation or benefits from the Company as may be required by law (for example, COBRA benefits under Section 4980B of the Code) or as part of your other employment-related agreements. Thus, for example, vesting of your Company stock options will cease upon your termination of employment and you will have until the earlier of ninety (90) days after your termination of employment or the normal expiration date of your option(s) to exercise any vested but unexpired options.

        8. Golden Parachute Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement or otherwise payable to you constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by
Section 4999 of the Code, then you will receive a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made to you by the Company pursuant to this sentence. Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section 8 will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the change of control (the "Accountants"). For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this
Section 8. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

        9. Maximum Deductibility for the Company. To the extent a payment under this Agreement would be subject to the Section 162(m) limit of the Code, the Board may elect to defer such payment until the first date when the payment would not be subject to the limit.

        10. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Cause. "Cause" means termination due to your willful engagement in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole. No act, or failure to act, on your part will be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or


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omission was in the best interest of the Company or its subsidiaries.
Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of misconduct as set forth above and specifying the particulars thereof in detail.

            (b) Disability. "Disability" means your being unable to perform the principal functions of your duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least twelve (12) months. The Board will determine whether a Disability exists based on evidence provided by one or more physicians selected by the Board.

        11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

        12. Legal Fees. The Company will reimburse you for your reasonable, direct costs of obtaining counsel to review this Agreement. In addition, the Company will reimburse all reasonable legal fees and expenses incurred by you in contesting any termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

        13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

        If to the Company:

        LSI Logic Corporation
        1551 McCarthy Boulevard
        Milpitas, CA 95035

        Attn: Vice President, General Counsel and Corporate Secretary

        If to you:


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        at your last residential address known by the Company.

        14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

        15. Confidentiality. You agree to use your best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, including any documents incorporated by reference, and the consideration for this Agreement (hereinafter collectively referred to as "Employment Information"). You agree to take every reasonable precaution to prevent disclosure of any Employment Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Employment Information. You agree to take every precaution to disclose Employment Information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Employment Information. After termination of employment for any reason, you will continue to maintain the confidentiality of all Employment Information.

        16. Entire Agreement. This Agreement, the Chief Executive Officer Incentive Plan, and agreements evidencing the options represent the entire agreement and understanding between the Company and you concerning your employment relationship with the Company or any of its subsidiaries, and supersedes and replaces any and all prior agreements and understandings concerning your employment relationship with the Company. For example (but not by way of limitation), your 1998 Change of Control Severance Agreement no longer is effective and you will not be entitled to receive any benefits under that agreement.

        17. Arbitration and Equitable Relief.

            (a) Except as provided in Section 16(d) below, you and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in the County of Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

            (b) The arbitrator will apply California law to the merits of any dispute or claim (with the exception of its conflict of laws provisions). You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

            (c) The Company will pay the direct costs and expenses of the arbitration. The Company will pay your counsel fees and expenses.


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               (d) The Company or you may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

               (e) You understand that nothing in this Section 16 modifies your at-will status. Either the Company or you can terminate the employment relationship at any time, with or without cause.

               (f) YOU HAVE READ AND UNDERSTAND THIS SECTION 16, WHICH DISCUSSES ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                   (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

                   (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF ANY STATE; AND

                   (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

        18. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and another member of the Board of Directors).

        19. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

        20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).


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        21. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

                            [SIGNATURES ON NEXT PAGE]


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        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:


        WILFRED J. CORRIGAN

        -----------------------------
        Wilfred J. Corrigan


        LSI LOGIC CORPORATION

        -----------------------------
        Name:  David G. Pursel
        Title: Vice-President, General Counsel, Secretary

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